Exhibit 99.1

Reconciliation of non-GAAP financial measures to the
corresponding GAAP measure (Unaudited)—September 30, 2005

(Dollars in millions, except per share amounts)

A.                Free Cash Flow

Quarter

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004, TO FREE CASH FLOW FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	2005	2004	Increase
Cash provided by operating activities for the nine months ended September 30, 2005 and 2004	$231.8	$205.6	13%
Adjustments to reconcile cash provided by operating activities for the nine months ended September 30, 2005 and 2004, to free cash flow for the three months ended September 30, 2005 and 2004:
Cash provided by operating activities for the six months ended June 30, 2005 and 2004	128.5	111.5
Cash provided by operating activities for the three months ended September 30, 2005 and 2004	103.3	94.1
Additions to property and equipment for the three months ended September 30, 2005 and 2004	(11.2)	(12.9)
Free cash flow for the three months ended September 30, 2005 and 2004	$92.1	$81.2	13%

YTD

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004, TO FREE CASH FLOW FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	2005	2004	Increase
Cash provided by operating activities for the nine months ended September 30, 2005 and 2004	$231.8	$205.6	13%
Adjustments to reconcile cash provided by operating activities for the nine months ended September 30, 2005 and 2004, to free cash flow for the nine months ended September 30, 2005 and 2004:
Additions to property and equipment for the nine months ended September 30, 2005 and 2004	(33.3)	(33.0)
Free cash flow for the nine months ended September 30, 2005 and 2004	$198.5	$172.6	15%

RECONCILIATION OF WORKING CAPITAL, EXCLUDING DEBT, AT SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

	September 30, 2005	December 31, 2004
Total current assets	$304.7	$299.6
Total current liabilities	$296.3	$456.9
Less short-term debt and current maturities	(88.8)	(255.7)
Total current liabilities less debt	$207.5	$201.2
Working capital, excluding debt	$97.2	$98.4

Reconciliation of non-GAAP financial measures to the
corresponding GAAP measure (Unaudited)—September 30, 2005 (Continued)

(Dollars in millions, except per share amounts)

B.               Income from continuing operations excluding items impacting comparability:

	Third Quarter
	2005				2004
	Pre-tax	After-tax	EPS	EPS Growth	Pre-tax	After-tax	EPS
Income from continuing operations	$102.5	$62.5	$0.47	17%	$88.1	$53.3	$0.40
FACT Act regulatory recovery fee	(10.2)	(6.2)	(0.04)		—	—	—
FACT Act expenses	4.5	2.7	0.02		—	—	—
Income from continuing operations—excluding FACT Act	$96.8	$59.0	$0.45	11%	$88.1	$53.3	$0.40

	YTD
	2005				2004
	Pre-tax	After-tax	EPS	EPS Growth	Pre-tax		After-tax	EPS
Income from continuing operations	$294.8	$183.7	$1.39	2%	$293.4		$182.1	$1.36
FACT Act regulatory recovery fee	(28.8)	(17.9)	(0.14)		—		—	—
FACT Act expenses	16.6	10.2	0.08		—		—	—
Sale of investment in Intersections Inc.	—	—	—		(36.8)		(23.0)	(0.17)
Asset impairment and related charges	—	—	—		2.4	*	1.5	0.01
Income from continuing operations—excluding FACT Act, sale of investment in Intersections Inc. and asset impairment and related charges	$282.6	$176.0	$1.33	11%	$259.0		$160.6	$1.20

*                    Excludes $5.3 million in previously reported asset impairment and related charges related to Italy for the third quarter 2004. These charges have been reclassified to loss from discontinued operations.

C.               Cumulative FACT Act cash flow impact

FACT Act (January 1, 2004 - September 30, 2005)
Regulatory recovery fee	$19.7
FACT Act expenses, excluding depreciation	(15.1)
FACT Act capital investment	(12.1)
Net FACT Act cash flow to date	$(7.5)

Reconciliation of non-GAAP financial measures to the
corresponding GAAP measure (Unaudited)—September 30, 2005 (Continued)

(Dollars in millions, except per share amounts)

D.              Consolidated revenue growth, excluding regulatory recovery fee

	Third Quarter
	2005	2004	Growth $	Growth %
Operating revenue	$375.3	$319.9	$55.4	17%
FACT Act regulatory recovery fee	(10.2)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$365.1	$319.9	$45.2	14%

	YTD
	2005	2004	Growth $	Growth %
Operating revenue	$1,082.1	$945.2	$136.9	14%
FACT Act regulatory recovery fee	(28.8)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$1,053.3	$945.2	$108.1	11%

nm—not meaningful

E.               North America Information Services revenue growth, excluding regulatory recovery fee

	Third Quarter
	2005	2004	Growth $	Growth %
Operating revenue	$211.2	$177.3	$33.9	19%
FACT Act regulatory recovery fee	(10.2)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$201.0	$177.3	$23.7	13%

	YTD
	2005	2004	Growth $	Growth %
Operating revenue	$609.5	$527.3	$82.2	16%
FACT Act regulatory recovery fee	(28.8)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$580.7	$527.3	$53.4	10%

nm—not meaningful

F.                U.S. Consumer and Commercial Services revenue growth, excluding regulatory recovery fee

	Third Quarter
	2005	2004	Growth $	Growth %
Operating revenue	$160.2	$134.1	$26.1	19%
FACT Act regulatory recovery fee	(9.4)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$150.8	$134.1	$16.7	12%

	YTD
	2005	2004	Growth $	Growth %
Operating revenue	$460.8	$398.2	$62.6	16%
FACT Act regulatory recovery fee	(26.5)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$434.3	$398.2	$36.1	9%

nm—not meaningful

Reconciliation of non-GAAP financial measures to the
corresponding GAAP measure (Unaudited)—September 30, 2005 (Continued)

(Dollars in millions, except per share amounts)

G.              Mortgage Services revenue growth, excluding regulatory recovery fee

	Third Quarter
	2005	2004	Growth $	Growth %
Operating revenue	$22.8	$18.8	$4.0	21%
FACT Act regulatory recovery fee	(0.8)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$22.0	$18.8	$3.2	17%

	YTD
	2005	2004	Growth $	Growth %
Operating revenue	$66.0	$56.7	$9.3	16%
FACT Act regulatory recovery fee	(2.3)	—	nm	nm
Operating revenue, excluding regulatory recovery fee	$63.7	$56.7	$7.0	12%

nm—not meaningful

Notes to Our Non-GAAP Financial Measures That Supplement GAAP Accounting Measures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) contained in the preceding reconciliation are supplemented by disclosures that are not prepared in conformity with GAAP. These non-GAAP disclosures exclude certain items from the nearest equivalent GAAP presentations. We believe that a meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by unique large factors or one-time events. For example, events or trends in a particular business segment may be so significant as to obscure patterns and trends of our business in total. For this reason, we believe that investors may find it useful to see our “free cash flow,” as well as our revenue growth, net income and earnings per share excluding the effects of the FACT Act and the unusual items from the second quarter of 2004 (which included a gain from the sale of our investment in Intersections Inc. and an impairment charge relating to our Marketing business).

Free Cash Flow—We calculate free cash flow by subtracting capital-related expenditures from cash provided by (used in) operating, financing and investing activities. We believe free cash flow provides an important measure because it is one factor in determining our liquidity and financial health, showing the cash generated by us that is available to be used for dividends and discretionary investment. Free cash flow is not a measurement of liquidity under GAAP and should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies.

Working Capital, Excluding Debt—We calculate working capital, excluding debt, by subtracting current liabilities, excluding debt, from current assets. We believe working capital, excluding debt, provides an important measure because it is one factor in determining our liquidity and financial health. Working capital, excluding debt, is not a measurement of liquidity under GAAP and should not be considered as an alternative to GAAP financial measures.

Cumulative FACT Act cash flow impact—The Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”) amended the Fair Credit Reporting Act and became law in December 2003. Reference is made to the summary of the FACT Act under “FACT Act Update” in the Management’s Discussion and Analysis section of our 2004 Form 10-K and third quarter 2005 Form 10-Q. During 2004 we established, along with other nationwide credit reporting agencies, a centralized request facility, Central Source, LLC, which is owned jointly by Equifax, Experian Information Solutions, Inc. and TransUnion LLC, to provide to consumers, upon their request, a free annual credit file disclosure on a phased-in basis beginning on December 1, 2004. On December 1, 2004, we began to assess a regulatory recovery fee for certain of our business-to-business products to help mitigate the costs required to implement the provisions of the FACT Act. The initial implementation of the annual free credit report required by the FACT Act has been completed. Our related recovery fee will remain in effect as we continue to recover the capital costs incurred and the ongoing costs involved in complying with the FACT Act. We have incurred significant compliance costs to implement the FACT Act requirements and have captured those cumulative expenses and related capital investment in a table in our non-GAAP financial measures, “Cumulative FACT Act cash flow impact.”

Income from Continuing Operations—We believe the FACT Act impacts the comparability of results and growth rates of certain of our North America Information Services business, including its underlying U.S. Consumer and Commercial, Mortgage Services, Information Services and Personal Solutions businesses. Our management believes that excluding the impact of the FACT Act provides a useful perspective on changes in the basic underlying operations of these businesses and our company as a whole, and is a key indicator of financial performance. The sale in the second quarter of 2004 of Intersections Inc. for an after-tax net gain of $23 million was a material and unusual gain relative to the operating results for the periods presented. The asset impairment and related charges totaling $2 million for the second quarter of 2004 were also of a material and unusual nature for the operating results for the periods presented.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because management believes this information provides (1) a more meaningful, consistent comparison of our underlying operational performance and trends for the periods presented, on a basis consistent with our chief decision makers’ means of evaluating operating performance, including those related to staffing, future management priorities and how it will direct future operating expenses; and (2) additional information for investors to assess changes between periods that better reflect our ongoing operations. The items included in these non-GAAP disclosures, and the basis for excluding them, are set forth below.

Consolidated Revenue Growth, Excluding Regulatory Recovery Fee; North America Information Services Revenue Growth, Excluding Regulatory Recovery Fee; U.S. Consumer and Commercial Revenue Growth, Excluding Regulatory Recovery Fee; Mortgage Services Revenue Growth, Excluding Regulatory Recovery Fee—As noted previously, we began assessing a regulatory recovery fee for certain of our business-to-business products in December 2004 to help mitigate the costs required to comply with the provisions of the FACT Act. We believe providing revenue measures excluding this fee provides a more consistent comparison of our underlying operating results and trends for the periods presented, on a basis consistent with management’s means of evaluating revenue growth. The fee was not in effect in the third quarter of 2004, and the phase-in of initial FACT Act compliance requirements was not completed until September 1, 2005.